Exhibit 10.40

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This agreement is between Clayton Holdings, Inc., the parent of Clayton Fixed Income Services Inc. (formerly The Murrayhill Company) (“Company”) and Kevin J. Kanouff (“Employee”), and shall be effective as of March 14, 2007 (the “Effective Date”).  This agreement amends and restates in its entirety that certain Amended and Restated Employment Agreement, dated May 24, 2004, between the Company and Employee.

1.             Appointment.  Employee shall serve in Company’s Denver, Colorado office as the President of Clayton Fixed Income Services Inc. or in such position(s) as Company’s Chief Executive Officer or Board of Directors (“the Board”) shall in their sole discretion designate from time to time.  Employee agrees to be a loyal employee of the Company, and shall at all times faithfully and to the best of Employee’s abilities and experience, and in accordance with the standards and ethics of the business in which Company is engaged, perform all duties that may be required of Employee by this agreement, Company’s policies and procedures, and the directives of Company’s Board and Chief Executive Officer.

2.             Compensation.

a.             Salary and Salary Review.  Employee’s starting base salary shall be $275,000 per year, payable in equal installments in accordance with Company’s standard payroll practice; provided, however, that Company may, in its sole discretion, adjust Employee’s base salary, as and when Company deems appropriate

b.             Intentionally Omitted.

c.             Annual Bonus.  In the event that the Board of Directors determines, in its sole discretion, that Employee’s performance during any fiscal year warrants payment of a bonus, the Board or its designee may authorize payment to Employee of an Annual Bonus.  In determining such Annual Bonus, the Board or its designee will consider the actual and projected performance of the Company, the Employee’s contribution to such performance, the compensation paid to presidents of other companies in the Company’s industry that are similar in size and profitability to the Company, and other factors that the Board shall in its sole judgment consider to bear on the Bonus. Such Annual Bonus shall payable in a lump sum after the conclusion of the fiscal year for which the bonus is payable.

d.             Intentionally Omitted.

3.             Fringe benefits.

a.             Insurance.  Employee and Employee’s dependents shall be eligible for coverage under the group insurance plans made available from time to time to Company’s executive and management employees, beginning on the Effective Date.  The premiums for the coverage of Employee and Employee’s dependents under that plan shall be paid pursuant to the formula in place for other executive and management employees covered by Company’s group insurance plans, excluding any life insurance or disability insurance which are specifically provided for in this agreement.

b.             Expenses. Subject to Company’s policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with Employee’s performance of Employee’s duties under this agreement provided that Company shall in all cases have the right to require Employee to document, in a manner satisfactory to Company, all expenses for which Employee seeks reimbursement under this paragraph.

c.             Miscellaneous benefits.  Employee shall receive all fringe benefits that the Company may from time to time make available generally to its executive and management employees.

4.             Paid Time Off (“PTO”).  Employee shall earn up to twenty-six (26) days of PTO on an annual basis commencing January 1st of each calendar year. The PTO shall accrue ratably at each Company payroll date. PTO does not accumulate from one year to the next and must be taken annually. Notwithstanding the preceding sentence, up to forty (40) hours of unused PTO may be carried over into the following calendar year. Any accrued, unused PTO over the forty (40) hours will be forfeited. If Employee’s employment terminates, Employee will be paid for all accrued, unused PTO for the year of termination at Employee’s then current base salary. PTO must be taken by Employee at such time or times as approved by the Company.

5.             Conflicting Activities.   During the term of this agreement, Employee shall not engage in any activity that conflicts with, appears to conflict with, or is detrimental or appears to be detrimental to Company’s best interests, as determined by Company in its sole discretion. It shall not be a violation of this Agreement for the Employee to: (A) serve on corporate, civic or charitable boards or committees; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal investments; all so long as such activities do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement; and, in the case of Employee’s management of his personal investments, so long as all such personal investment management activities comply with the Company’s personal trading policies and, otherwise, with applicable law.

6.             Intentionally Omitted.

7.             Source of Payments.  All payments to be made to Employee under this agreement shall be paid from Company’s general funds.  No special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  Neither this agreement nor any action taken hereunder shall be construed to create a trust of any kind.  To the extent that any person has any right to receive payments from Company under this agreement, that right shall be no greater that the right of any unsecured creditor of Company.

8.             Relationship Between this Agreement and Other Company Publications.  In the event of any conflict between any term of this agreement and any Company policy, procedure, guideline or other publication applicable to employees of Company generally, the terms of this agreement shall control.

9.             Term and Termination.

a.             Term.  Either the Company or Employee may terminate Employee’s employment and this Agreement at any time in accordance with this paragraph 9, for any or no reason, by providing written notice to the other. Upon the effective date of such termination, Employee’s employment hereunder shall terminate for all purposes. Except as expressly provided herein or as may be provided under any employee benefit plan, Employee shall not be entitled to any compensation, bonus, termination pay, severance, notice pay, perquisites, or benefits except those required to be paid under federal or state laws or regulations.

b.             Termination by Consent.  This agreement may be terminated at any time by the parties’ mutual agreement, expressed in writing.

c.             Termination by Employee.

i.             Employee may terminate this agreement upon thirty days’ prior written notice.

ii.            In the event of a material reduction of Employee’s duties or authority, a failure to pay or provide Employee’s compensation or benefits payable under this agreement, other than as permitted by this agreement, or any other material breach by the Company of this Agreement, Employee shall have the right to terminate Employee’s employment and such termination shall be treated in all respects as if it had been a termination of employment by Company without cause pursuant to Section 9.d. below.

d.             Termination by Company Without Cause.  Company may in its sole discretion terminate this agreement at any time without cause.  If Company does so (or if Employee terminates his employment pursuant to subparagraph 9.c.ii above), following Employee’s execution of a legal release in a form satisfactory to Company in its sole discretion and drafted so as to ensure a final, complete and enforceable release of all claims that Employee has or may have against Company relating to or arising in any way from Employee’s employment with Company and/or the termination thereof, and complete and continuing confidentiality of Company’s proprietary information and trade secrets, the circumstances of Employee’s separation from Company, and compensation received by Employee in connection with that separation, Company shall pay Employee severance compensation equal to 1/12 of Employee’s base salary under paragraph 2.a., above, payable monthly for the following 12 months, less legally required withholdings.  If Company terminates this agreement at any time without cause under this subparagraph (or if Employee terminates his employment pursuant to subparagraph 9.c.ii. above), Company pays Employee all salary and vacation compensation earned and unpaid as of the termination date, and offers to pay Employee severance compensation in the amount and on the terms specified above, Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from Company arising from or relating in whole or part to Employee’s employment with Company and/or this agreement.  Because this paragraph is intended to provide compensation to enable Employee to support himself in the event of Employee’s loss of employment under certain circumstances specified herein, Employee’s right to severance pay under this subparagraph shall not be triggered by a Change in Control (defined below), unless such Change in Control results in the Employee’s loss of Employment within nine months following the Change in Control event.  A Change in Control shall be deemed to have occurred when any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than TMHC Holdings, Inc., TA Associates, Inc. or any investment funds affiliated with TA Associates, Inc., acquires beneficial ownership of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

e.             Termination by Company for Cause.  Company may terminate this agreement effective immediately, with Company’s only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind, in the following situations: (i) any willful breach or violation by Employee of this agreement, or any written policy, procedure or guideline of the Company if Employee fails to cure such violation within 30 days of receiving written notice of such violation; (ii) Employee engages in any of the following forms of misconduct: illegal use of any controlled substance; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; falsifying any financial statements or publicly disclosed documents; or making any false or misleading statement relating to Employee’s employment by Company; (iii) Employee fails to cure, within 30 days of receiving written notice, any material injury to the economic or ethical welfare of Company caused by Employee’s malfeasance, misfeasance, misconduct or inattention to Employee’s duties and responsibilities under this agreement; (iv) the engaging by Employee in conduct involving moral turpitude that causes demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets), theft or misuse of Company funds, or theft or material misuse of Company property; (v) the charging of Employee with, or conviction of or entry of a plea of nolo contendere to, a felony, or to a misdemeanor involving dishonesty or moral turpitude; or (vi) a material breach by Employee of this agreement by engaging in action in violation of the restrictive covenants in this agreement; (vii) Employee’s misappropriation of a material business opportunity of the Company without Company’s prior written approval (which may be withheld in Company’s sole discretion), including, without limitation, securing or attempting to secure personal profit or other benefit in connection with any transaction entered into on behalf of Company. No act or failure to act by the Employee shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

i.             If Employee is terminated for cause under this agreement, Company, in addition to the remedies available to it under this agreement, may also pursue any other legal remedies available to Company as a result of Employee’s actions.

f.              Termination of Benefits.  Employee’s eligibility to participate in Company’s benefit and compensation plans shall terminate as of the date of Employee’s termination of employment for any reason, unless specifically provided otherwise under the terms of a particular benefit or compensation plan or unless otherwise required by law.

g.             Permanent Disability.    If Employee is unable to engage in the activities required by Employee’s job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than six (6) consecutive months, the Company or Employee may terminate Employee’s employment on written notice thereof. Employee shall receive or commence receiving, as soon as practicable, accrued but unpaid base salary and such payments under applicable plans or programs to which he is entitled pursuant to the terms of such plans or programs.

h.             Death.    The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.  In the event of Employee’s death during the term of this agreement, Employee’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable, accrued but unpaid base salary and such payments under applicable plans or programs to which Employee’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

10.                               Protection of Trade Secrets and Confidential Information.

a.             Definition of “Confidential Information.” “Confidential Information” means all nonpublic information  (whether in paper or electronic form, or contained in Employee’s memory, or otherwise stored or recorded) relating to or arising from Company’s business, including, without limitation, trade secrets used, developed or acquired by Company in connection with its business.  Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Company’s business; Company’s business plans and strategies, the identities of Company’s customers and the specific individual customer representatives with whom Company works; the details of Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in Company’s business; the details of Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to Company’s customers; nonpublic forms, contracts and other documents used in Company’s business; all information concerning Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; and all other information concerning Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Employee.

b.             Employee’s Use of Confidential Information.  Except in connection with and in furtherance of Employee’s work on the Company’s behalf, Employee shall not, without Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that inevitably will result in the disclosure or use of any Confidential Information.

c.             Acknowledgments.   Employee acknowledges that during his employment with Company, Employee has had and will continue to have access to Confidential Information, all of which was made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of Company’s; that Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to Company and known only to Employee, Company and certain key employees and contractors of Company; that Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this agreement are reasonable and necessary for the protection of Company’s legitimate business interests.

d.             Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Employee are and shall remain Company property.  Except in connection with and in furtherance of Employee’s work on Company’s behalf or with Company’s prior written consent, Employee shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Employee’s employment with Company or at any time upon Company’s request, Employee shall immediately deliver to Company (and shall not keep in Employee’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Employee’s possession or control.  This agreement shall not prohibit Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to Company’s Chief Executive Officer, it being the parties’ intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information and Confidential Records, as determined by Company in its sole discretion.

e.             Third-Parties’ Confidential Information.  Employee acknowledges that, during his employment, Company has received from third parties confidential or proprietary information, and that Company must maintain the confidentiality of such information and use it only for authorized purposes.  Employee shall not use or disclose any such information without prior written authorization from Company or the third party to whom the information belongs.

11.          Unfair Competition.

a.             Covenants.  During Employee’s employment with Company (whether pursuant to this agreement or otherwise) and for a two-year period after the conclusion of that employment for any reason (the “Noncompetition Period”), Employee shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with Clayton Fixed Income Services Inc. (“CFIS”) anywhere in the world in respect of: (i) (a) the tracking, monitoring, reporting on, and/or advising on the performance of mortgage- and/or asset-backed securities, and/or the servicing thereof, for third parties on a fee-for-service basis; and/or (b) the accounting, reconciliation and/or resolving of discrepancies between servicers, master servicers, trustees, and/or other transaction fiduciaries, or their reports; (c) the provision of securities or other asset valuation or “mark to market” services for owners of investment portfolios on a fee for service basis; and (d) accounting and reconciliation of all cash-flow-related aspects of asset-backed and/or mortgage-backed securitizations; or (ii) any other line of business in which CFIS was engaged at any time during Employee’s employment with Company; or (iii) any other line of business into which CFIS, during Employee’s employment with Company, formed an intention to enter during the Noncompetition Period, and which Company’s Board has disclosed to Employee in writing within ten (10) days following the termination of Employee’s employment with Company.  This covenant shall not prohibit Employee from owning less than two percent of the securities of any competitor of CFIS, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

b.             Acknowledgments.  Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of the business operations of CFIS and the nature of Employee’s position with Company.  Employee also acknowledges that while employed by Company, Employee will have access to information that would be valuable or useful to the competitors of CFIS, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable.  Employee acknowledges and is prepared for the possibility that Employee’s standard of living may be reduced during the Noncompetition Period, and assumes and accepts any risk associated with that possibility.

c.             Acknowledgments of Law.  Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

...

(b)          Any contract for the protection of trade secrets;

...

(d)          Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Employee acknowledges that this agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified above and that Employee is an executive or manager, or professional staff to an executive or manager, within the meaning of § 8-2-113(2)(d).

12.          Non-Solicitation.  During Employee’s employment with Company and for a two-year period following the conclusion of that employment for any reason, Employee shall not without Company’s prior written consent, directly or indirectly:

(a)           cause or attempt to cause any employee, agent or contractor of  CFIS to terminate his or her employment, agency or contractor relationship with CFIS; or interfere or attempt to interfere with the relationship between CFIS and any employee, agent or contractor; or hire or attempt to hire any employee, agent or contractor of  CFIS; or conduct business of any kind with any CFIS employee, agent or contractor.

(b)           solicit business from or conduct business with any customer or client served by CFIS at any point during Employee’s employment with Company; or solicit business from or conduct any business with any person or entity that was, during Employee’s employment with Company, solicited or identified as a business prospect by Employee or any other CFIS employee, agent or consultant; or interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which CFIS was involved at any point during Employee’s employment with Company.

13.          Indemnification.

(a)           To the fullest extent permitted by the indemnification provisions of the articles of incorporation and bylaws of the Company in effect as of the date of this agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions hereof, the Company shall (i) indemnify Employee, as an officer (and, if applicable, a director) of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if Employee shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by Employee in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Employee is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which Employee may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by Employee in the defense of any proceeding to which Employee is a party because Employee is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan.  Company shall have the right to defend Employee in any such action, suit or proceeding which may give rise to Company’s indemnification or expense reimbursement obligations hereunder.

(b)            Indemnification Limitations and Procedures.

(i)            Such indemnification is subject to:

(A)         the indemnifying party promptly receiving written notice that a claim or liability has been asserted or threatened (“Notice of Claim”); and

(B)          the indemnified party providing reasonable cooperation and assistance in the defense or settlement of a claim; and

(C)          the indemnifying party being afforded the opportunity to have the sole control over the defense or settlement of such claim or liability.

(ii)          Unless within ten days after receiving the Notice of Claim, the indemnifying party notifies in writing the indemnified party of its intent to defend against such claim or liability, the indemnified party may defend, settle and/or compromise any such claim or liability, and be indemnified for all losses resulting from such defense, settlement and/or compromise.  Any indemnified party also may participate in such defense at its own cost and expense.

(iii)         Such indemnification shall continue as to the Employee during the Employment Period and for ten years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Company.  The Company shall advance to the Employee all costs and expenses incurred by him in connection with any proceeding covered by this provision within 20 calendar days after receipt by the Company of a written request for such advance.  Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

14.          Successors and Assigns.  Company, its successors and assigns may in their sole discretion assign this agreement to any person or entity, with or without Employee’s consent.  This agreement thereafter shall bind, and inure to the benefit of, Company’s successor or assign.  Employee shall not assign either this agreement or any right or obligation arising thereunder.

15.          Disputes.  Any action arising from or relating any way to this agreement, or otherwise arising from or relating to Employee’s employment with Company, shall be tried only in the state or federal courts situated in Denver, Colorado.  The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

16.          Miscellaneous.

a.             Independent Covenants.    Employee acknowledges that on July 7, 2003 he signed a Agreement for the Protection of Trade Secrets (“Trade Secrets Agreement”), that the terms and conditions of that Agreement, with the exception of the first “wherefore” clause, are still in full force and effect and are not integrated with or superseded by this Agreement, and that paragraphs 10, 11 and 12 of this Agreement supplement rather than supersede the provisions of the Trade Secrets Agreement.  To the extent that any conflict exists between the Trade Secret Agreement and the above paragraphs 10 11, and/or 12, the provision(s) providing for the greatest protection for the Company shall control.  Employee’s covenants in paragraphs 10, 11, and 12 of this agreement and the Trade Secrets Agreement are independent covenants.  The existence of any claim(s) by Employee against Company under this agreement or otherwise shall not excuse Employee’s breach of any covenant contained in paragraphs 10, 11, and/or 12.  If Employee’s employment with Company expires or is terminated for any reason, this agreement shall continue in full force and effect as necessary or appropriate to enforce Employee’s obligations under paragraphs 10, 11, and/or 12.

b.             Injunctive Relief and Other Remedies.  Employee acknowledges that any breach or threatened breach of paragraphs 10, 11, and/or 12 of this agreement would cause irreparable injury to Company, and that an award of monetary damages to Company for such breach or threatened breach would be an inadequate remedy. Consequently, in addition to any other rights or remedies Company may have at law or in equity, Company shall be entitled to obtain injunctive relief, to prevent or restrain any such breach or threatened breach or otherwise to specifically enforce the provisions of paragraphs 10, 11, and/or 12.

c.             Governing Law.  This agreement, and all other disputes or issues arising from or relating in any way to Company’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

d.             Venue and Jurisdiction.  Any action or proceedings seeking to enforce or interpret any provision of this agreement may be brought against either party in the state courts located in the city and county of Denver, Colorado, or in the federal courts there located provided such federal court has subject matter jurisdiction over such action or proceedings.  Each party consents to the venue and jurisdiction of such courts (and of appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and waives any claim or defense it may have that any such proceedings in any such court constitute an inconvenient forum, and agrees that venue shall not be proper in any other court.

e.             Withholdings.  All payments made or payable under this agreement shall be subject to customary or legally required withholdings and any setoffs necessary to satisfy any debt owed by Employee to Company.

f.              Severability. If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

g.             Integration.  Except as provided in paragraph 16.a. above, this agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph, shall not be modified by word or deed, except in a writing signed by Employee and Company’s Chief Executive Officer and approved by the Board of Directors.

h.             Waiver.  No provision of this agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

i.              Construction.  Headings in this agreement are for convenience only and shall not control the meaning of this agreement.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this agreement should be construed against the agreement’s drafter, and agree that this agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

j.              Counterparts.  This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[SIGNATURES FOLLOW]

Employee:		Company:

/s/ KEVIN J. KANOUFF		By:	/s/ FREDERICK C. HERBST

Print Name:	KEVIN J. KANOUFF	Print Name:	FREDERICK C. HERBST

Date:	MARCH 23, 2007	As its:	CHIEF FINANCIAL OFFICER

		Date:	MARCH 23, 2007